EXHIBIT 99.8

InterAmerican Gaming, Inc.

PINKSHEETS : IAGM
January 17, 2012 10:22 ET
InterAmerican Gaming Expands Board

TORONTO, ONTARIO--(Marketwire - Jan. 17, 2012) - InterAmerican Gaming Inc. ("IAG" or "the Company") (PINKSHEETS:IAGM) is pleased to announce that it has expanded its Board of Directors to include Mr. Henry Kloepper (Director), a leading banking and finance executive, and Mr. Gerry Goldberg (Director and Chair of Audit Committee), a partner at Schwartz Levitsky Feldman LLP and head of their Public Company group, which specializes in servicing both domestic and foreign companies listed on US and Canadian stock exchanges.

Alongside Mr. Kloepper and Mr. Goldberg, the IAG Board also includes Mr. J. Graham Simmonds (Executive Chairman), Mr. Gary Schwartz (Executive Vice-Chairman), and Mr. Marc Askenasi (Director, President and CEO).

"We are very fortunate to have Henry and Gerry join our Board," stated Mr. Askenasi, President and CEO of IAG. "Adding these two proven performers strengthens the Board's independence. Henry's wealth of knowledge and experience in corporate finance and banking, and Gerry's public company expertise significantly benefits our management team."

Mr. Kloepper has enjoyed a 30-year career in structured finance and investment banking, holding executive positions at Citibank Canada, JP Morgan, Security Pacific Bank (now Bank of America) and North American Trust (now Laurentian Bank). He is a Director of publicly-listed Mogul Energy International Inc. and Chief Executive Officer of Houston Lake Mining Inc.

Mr. Goldberg has industry expertise in the service, distribution, retail, high-tech, real estate, not-for-profit and manufacturing sectors, with a strong emphasis on taxation and business advisory services. He is a frequent presenter to the legal, business, and financial community on the topic of assisting private companies in listing on the U.S. and Canadian stock exchanges. Prior to joining SLF in 1992, Gerry was a partner for over 10 years in a large multi-national firm.

About IAG and Nowphit

IAG is an emerging digital technology company focused on mobile health and fitness. IAG's mission is to build industry defining businesses through a combination of organic growth and acquisitions.

IAG has acquired 80.1% of Nowphit, a company that has developed a new social gaming platform that empowers individuals to improve their health and fitness. Nowphit products include integrated mobile applications and complementary wireless devices that fuse the on and offline worlds.

Products are currently under development and are expected to launch in 2012.

Forward-looking Statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. InterAmerican Gaming Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in InterAmerican Gaming Inc. SEC filings. InterAmerican Gaming Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with InterAmerican Gaming Inc.'s business, please refer to the risks and uncertainties detailed from time to time in InterAmerican Gaming Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

For further information please visit www.interamericangaming.com.

Contact Information
InterAmerican Gaming Inc.
Mr. Marc Askenasi
President and Chief Executive Officer
+1-416-727-6326
marc@nowphit.com
www.interamericangaming.com